As filed with the Securities and Exchange Commission on February 9, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST RELIANCE BANCSHARES, INC.

(Exact name of Registrant as specified in its charter)

South Carolina	80-0030931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2170 W. Palmetto Street, Florence, South Carolina 29501

(Address of principal executive offices and zip code)

FIRST RELIANCE BANCSHARES, INC.

2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

F. R. Saunders, Jr.

2170 W. Palmetto Street

Florence, South Carolina 29501

(843) 656-5000

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $.01 par value	350,000	$15.85	$5,547,500	$593.58

(1)	Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices of the Registrant’s Common Stock as reported by the Over-the-Counter Bulletin Board for February 6, 2006.
(3)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to participants in each plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)	the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed (File No. 000-49757);

(b)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in paragraph (a) above; and

(c)	the description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K, filed with the Commission on April 1, 2002, which was filed by the Registrant as a successor issuer to First Reliance Bank pursuant to Rule 12g-3 promulgated under the Exchange Act.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification Provisions.

The Registrant’s Articles of Incorporation, subject to certain exceptions described below, eliminate the liability of a director to the Registrant or its stockholders for monetary damages for any breach of a fiduciary duty as a director. The Registrant’s Articles of Incorporation do not eliminate or limit the liability of a director resulting or arising from (a) a breach of the director’s duty of loyalty, (b) acts or omissions not in good faith or involving gross negligence, intentional misconduct or a knowing violation of law, (c) unlawful distributions or (d) a transaction from which the director derived an improper personal benefit.

The Registrant’s Bylaws provide that, to the fullest extent permitted by South Carolina law, the Registrant will indemnify all persons whom it may indemnify, including directors and officers, so long as such persons have conducted themselves in good faith and reasonably believed their conduct not to be opposed to the Bank’s best interests. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, as amended, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. In addition, the Registrant’s Bylaws authorize its Board of Directors to obtain insurance protecting directors, officers, employees and agents of the Registrant against liability asserted against or incurred by them in connection with their activities on behalf of the Registrant, whether or not the Registrant would have the power to indemnify them under law. The Registrant also provides liability insurance for its directors and officers which provides coverage against loss from claims made against such persons in their capacities as such including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits.

(a) The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit No.	Description
5.1	Opinion of Powell Goldstein LLP with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibits 5.1).

23.2	Consent of Elliott Davis, LLC.

24.1	Power of Attorney (provided on the signature page to this Registration Statement).

(b) In accordance with Item 8(b) of Form S-8, the Registrant hereby undertakes that it will submit or has submitted the First Reliance Bancshares, Inc. 2006 Equity Incentive Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the plan under Section 401 of the Internal Revenue Code, as amended.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

(4) That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 pursuant to the Securities Act;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florence, State of South Carolina, on this the 16th day of December, 2005.

FIRST RELIANCE BANCSHARES, INC.

By:	/s/ F. R. Saunders, Jr.
F. R. Saunders, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of F. R. Saunders, Jr. and Jeffrey A. Paolucci as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on December 16, 2005 by the following persons in the capacities indicated.

/s/ Leonard A. Hoogenboom Leonard A. Hoogenboom	Chairman of the Board

/s/ F. R. Saunders, Jr. F. R. Saunders, Jr.	President, Chief Executive Officer and Director (principal executive officer)

/s/ Jeffrey A. Paolucci Jeffrey A. Paolucci	Senior Vice President, Chief Financial Officer and Director (principal financial and accounting officer)

/s/ John M. Jebaily John M. Jebaily	Director

/s/ Andrew G. Kampiziones Andrew G. Kampiziones	Director

/s/ C. Dale Lusk C. Dale Lusk	Director

/s/ A. Dale Porter A. Dale Porter	Director

/s/ Paul C. Saunders Paul C. Saunders	Director

/s/ T. Daniel Turner T. Daniel Turner	Director

/s/ A. Joe Willis A. Joe Willis	Director

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Powell Goldstein LLP

23.1	Consent of counsel (included in Exhibit 5.1)

23.2	Consent of Elliott Davis, LLC

24.1	Power of Attorney (provided on the signature page to this Registration Statement)